Exhibit 11

                                MICROVISION, INC.

       COMPUTATION OF NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE


                                                       Three months ended
                                                  -----------------------------
                                                  March 31,           March 31,
                                                    1997                1996
                                                  ---------           ---------

Net loss                                        $ (1,158,700)       $ (617,700)
                                                ============        ==========

Shares utilized in computing net loss per share and pro forma net loss per share:

  Weighted average shares outstanding              5,778,900         3,461,100

  Common stock equivalent shares outstanding
  during the period                                                    475,600

  Pro forma effect of conversion of:
     Series A Preferred Stock                                          859,800
     7% Convertible Subordinated Notes due 1997                         42,200
                                                ------------        ----------
                                                   5,778,900        $4,838,700
                                                ============        ==========

Net Loss Per Share                                    $(0.20)
                                                ============
Pro Forma Net Loss Per Share                                            $(0.13)
                                                                    ==========